Exhibit 99.1

FOR IMMEDIATE RELEASE

Veeva Systems Acquires Zinc Ahead

Leading providers join to deliver the most complete commercial content management solution for the life sciences industry

Combination set to transform productivity and compliance across the digital supply chain

PLEASANTON, CA & OXFORD, UK — Sept. 29, 2015 — Veeva Systems Inc. (NYSE: VEEV) today announced it has acquired Zinc Ahead, a leading provider of commercial content management solutions. Veeva and Zinc Ahead are joining forces to address the growing need for end-to-end compliance management that reduces regulatory risk and boosts operational efficiency as companies face increasing volumes of content, a proliferation of digital channels, and increased regulatory scrutiny.

The combination brings together two of the leading commercial content management solutions. Zinc Ahead, founded in 2001, was an early pioneer in the market serving more than 120 life sciences companies with Zinc MAPS. Veeva Systems’ solution—Vault PromoMats released in 2011—is now utilized by more than 70 customers.

“The Zinc Ahead team brings decades of experience in commercial content management and will add considerable domain expertise to this rapidly growing area for Veeva,” said Peter Gassner, CEO of Veeva. “The merging of Veeva and Zinc Ahead will create a best-in-class solution that supports every step in the digital content lifecycle—from creation to expiration—developed and supported by top software and life sciences talent.”

With this acquisition, the market will now have a powerful, end-to-end solution that combines the strengths of both Veeva and Zinc Ahead. The joint company will fully support Zinc Ahead customers with the outstanding levels of personalized service for which Zinc Ahead is known. Customers will have access to an enhanced Vault PromoMats solution, bolstered by the unique strengths of Zinc Ahead’s offerings. The result will be the most complete software and services solution for digital content creation, review, and multichannel approval and withdrawal on the market—backed by a company-wide commitment to customer success.

“Veeva shares our top value—a clear and steadfast commitment to the customer,” said Zinc Ahead CEO James Brown. “This acquisition is a great fit and a tremendous win for Zinc Ahead’s employees, customers, and the industry. We are bringing together the strongest products and the best people. With Vault PromoMats, our customers will benefit from having a fully integrated solution that works seamlessly within their commercial landscape.”

Mr. Brown will now lead Veeva’s commercial content management business. The joint team will support both offerings to ensure a seamless transition from Zinc MAPS to Vault PromoMats over time. Customers who elect to continue to use Zinc MAPS will be supported through at least 2020.

veeva.com

4280 Hacienda Drive, Pleasanton CA 94588f   +1 925 452 6504t   +1 925 452 6500

Conference Call Information:

What:	Conference call and live webcast to discuss Veeva’s acquisition of Zinc Ahead
When:	Tuesday, September 29, 2015
Time:	5:30 a.m. PT (8:30 a.m. ET)
Live Call:	1-877-201-0168, domestic
1-647-788-4901, international
Conference ID 4927 1999
Webcast:	ir@veeva.com

About the Acquisition

Veeva’s acquisition of Zinc Ahead was signed and closed simultaneously on September 29, 2015. Veeva’s indirect subsidiary, Veeva U.K. Holdings Limited acquired all of the share capital of Mineral Newco Ltd., a company organized under the laws of the United Kingdom that is the ultimate parent company of all Zinc operating entities, pursuant to the terms of a Share Purchase Agreement entered into on September 29, 2015, among Veeva U.K. Holdings Limited and the shareholders of Mineral Newco Ltd. The aggregate purchase price for the acquisition was approximately $130 million in cash, which includes amounts to pay off outstanding indebtedness and expenses at closing, and $10 million of deferred consideration payable over three years to non-institutional shareholders and option holders.

About Veeva Systems

Veeva Systems Inc. is a leader in cloud-based software for the global life sciences industry. Committed to innovation, product excellence, and customer success, Veeva has more than 300 customers, ranging from the world's largest pharmaceutical companies to emerging biotechs. Veeva is headquartered in the San Francisco Bay Area, with offices in Europe, Asia, and Latin America. For more information, visit www.veeva.com.

About Zinc Ahead

Zinc Ahead is a leading enabler of content compliance and rich media management for the life science industry. Over two million digital assets have been approved through the Zinc cloud, transforming the digital media development and compliance community in over 120 life science companies across 170 countries. More than 50,000 marketing, medical, and legal professionals currently use Zinc Ahead’s products.

Forward-looking Statements

This release contains forward-looking statements, including the market demand for and acceptance of marketing compliance solutions, the Veeva Vault PromoMats solution and related services, the Zinc MAPS solution and related services, the results from the use of the Vault PromoMats and Zinc MAPS solutions and related services, customer support information, the benefits of Veeva’s combination with Zinc Ahead, and general business conditions, particularly in the life sciences industry. Any forward-looking statements contained in this press release are based upon Veeva’s historical performance and its current plans, estimates, and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Veeva’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Veeva disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including Veeva’s ability to successfully integrate Zinc Ahead’s business and products; costs related to the acquisition; whether demand for commercial content management grows as anticipated; the competitive environment in the industry and competitive response to the acquisition; Veeva’s and Zinc Ahead’s success developing new products or modifying existing products and the degree to which these gain market acceptance; general market and business conditions; and the accounting impact of the acquisition. Additional risks and uncertainties that could affect these forward-looking statements and Veeva’s financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the company’s filing on Form 10-Q for the period ended July 31, 2015, which is available on the company’s website at www.veeva.com under the Investors section and on the SEC’s website at www.sec.gov. Further information on potential risks that could affect actual results will be included in other filings Veeva makes with the SEC from time to time.

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Contact:

Lisa Barbadora
Public Relations
Veeva Systems Inc.
pr@veeva.com
610-420-3413